EXHIBIT 99.1

TOR Minerals International, Inc. Reports First Quarter Financial Results

CORPUS CHRISTI, Texas, May 4, 2016 – TOR Minerals International, Inc. (Nasdaq: TORM), producer of high performance specialty minerals, today announced its financial results for the first quarter ended March 31, 2016. Highlights for the first quarter of 2016 as compared to the first quarter of 2015 include:

  1Q16 revenue decreased 5% to $9.6 million
  1Q16 net income of $244,000, versus 1Q15 net loss of ($190,000)
  1Q16 net income per diluted share of $0.08, versus 1Q15 net loss per diluted share of ($0.06)

Revenue by Product Group (in 000's)	1Q16	1Q15	% Change
Specialty Aluminas	$4,834	$4,348	11%
Barium Sulfate and Other Products	2,329	2,469	-6%
TiO2 Pigments	2,409	3,298	-27%
Total	$9,572	$10,115	-5%

Net sales decreased five percent during the first quarter of 2016 as compared to the first quarter of 2015, as increased specialty alumina sales were offset by a 27 percent decrease in TiO2 pigment sales and a six percent decrease in barium sulfate and other product sales. The increase in specialty alumina sales, which includes ALUPREM®, HALTEX® and OPTILOAD®, was due to double digit volume growth in ALUPREM sales in both Europe as well as the United States, which was partially offset by lower average selling price and to a lesser extent by foreign currency exchange rates. A double digit growth of OPTILOAD/HALTEX products also contributed to the year-over-year increase in specialty alumina sales. Barium sulfate and other product sales decreased six percent year over year, as increased volumes in Europe were offset by decreased volume in the United States. The decrease in TiO2 pigment sales was due to lower volume and lower average selling price related to the continued pricing pressure from Chinese producers.

During the first quarter of 2016, gross margin increased to 13.8 percent of sales, versus 8.8 percent during the same period a year ago. Gross margin improvement was related to improved efficiencies and lower raw materials costs. In addition, the improvement in gross margin was related to the elimination of idle plant costs at the Company’s SR plant in Malaysia. The company ceased SR production in late 2015, as management determined that it was more cost effective to continue purchasing feedstock material for its TiO2-based products from alternate sources than to resume production at its Malaysian facility.

Operating expenses decreased 20.6 percent to $0.9 million, primarily related to the reversal of a bad debt expense of $273,000 that had previously been deemed to be uncollectable. First quarter net income was $244,000, or $0.08 per diluted share, as compared to a net loss of $190,000, or ($0.06) per diluted share, during the same period a year ago.

“This past quarter marked the first quarter of profitability in nearly two years and directly reflects the benefit of our strategic moves to divest our SR raw material production assets, which were unable to consistently produce profitability, or earn an adequate return on investment. The transition to profitability also reflects continued investment our specialty alumina and barium sulfate business, two areas where we have seen, and continue to see, potential for profitable growth, as well as attractive returns,” said Dr. Olaf Karasch, Chief Executive Officer. “While we expect our top line will continue to face headwinds from difficult market conditions in the TiO2 business, we have lowered the cost structure and the required investment in this business to a point where it can contribute to profit and returns at current production levels. We also expect that several new large-volume specialty alumina applications will be moving into production during the next year, and potentially put the alumina business back on a double digit growth trajectory for 2016 and for several years to follow. To meet the expected increase in demand, we expect to finish the expansion of our alumina production facility in The Netherlands late this spring, which will expand capacity by approximately 50%.”

TOR Minerals will host a conference call at 4:00 p.m. Central Time on May 4, 2016, to further discuss first quarter results. The call will be simultaneously Webcast, and can be accessed via the News section on the Company's website, www.torminerals.com. Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 13635783.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Investor Relations Contact

Dave Mossberg
Three Part Advisors, LLC
817 310-0051

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months
	Ended March 31,
	2016	2015
NET SALES	$9,572	$10,115
Cost of sales	8,247	9,221
GROSS MARGIN	1,325	894
Technical services, research and development	38	55
Selling, general and administrative expenses	842	1,052
Gain on disposal of assets	(1)	-
OPERATING INCOME (LOSS)	446	(213)
OTHER EXPENSE:
Interest expense, net	(50)	(80)
Gain (loss) on foreign currency exchange rate	(89)	22
Other, net	12	-
Total Other Expense	(127)	(58)
INCOME (LOSS) BEFORE INCOME TAX	319	(271)
Income tax expense (benefit)	75	(81)
NET INCOME (LOSS)	$244	$(190)

Earnings (loss) per common share:
Basic	$0.08	$(0.06)
Diluted	$0.08	$(0.06)
Weighted average common shares outstanding:
Basic	3,014	3,014
Diluted	3,187	3,014

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except per share amounts)

	March 31,	December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,704	$813
Trade accounts receivable, net	4,360	3,534
Inventories, net	12,839	13,988
Other current assets	942	878
Total current assets	19,845	19,213
PROPERTY, PLANT AND EQUIPMENT, net	17,926	17,472
DEFERRED TAX ASSET, foreign	-	19
OTHER ASSETS	4	4
Total Assets	$37,775	$36,708

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,476	$2,432
Accrued expenses	1,243	1,007
Notes payable under lines of credit	-	179
Export credit refinancing facility	923	1,108
Current maturities of long-term debt – financial institutions	1,466	1,485
Total current liabilities	6,108	6,211
LONG-TERM DEBT - FINANCIAL INSTITUTIONS	3,473	3,479
DEFERRED TAX LIABILITY, domestic	184	262
DEFERRED TAX LIABILITY, foreign	57	-
Total liabilities	9,822	9,952
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Common stock $1.25 par value: authorized, 6,000 shares; 3,014 shares issued and outstanding at March 31, 2016 and December
31, 2015	3,767	3,767
Additional paid-in capital	29,685	29,636
Retained earnings (deficit)	(5,021)	(5,265)
Accumulated other comprehensive loss	(478)	(1,382)
Total shareholders' equity	27,953	26,756
Total Liabilities and Shareholders' Equity	$37,775	$36,708

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$244	$(190)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation	633	701
Gain on disposal of assets	(1)	-
Stock-based compensation	49	29
Deferred income tax benefit	(5)	(49)
Inventory reserve	16	-
Provision for bad debts	(273)	-
Changes in working capital:
Trade accounts receivables	(426)	248
Inventories	1,813	2,924
Other current assets	(26)	(360)
Accounts payable and accrued expenses	(127)	(1,130)
Net cash provided by operating activities	1,897	2,173

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(228)	(1,593)
Net cash used in investing activities	(228)	(1,593)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from lines of credit	4	1,141
Payments on lines of credit	(202)	(655)
Proceeds from export credit refinancing facility	523	2,370
Payments on export credit refinancing facility	(828)	(2,973)
Payments on long-term bank debt	(313)	(244)
Net cash used in financing activities	(816)	(361)
Effect of foreign currency exchange rate fluctuations on cash and cash equivalents	38	(197)
Net increase in cash and cash equivalents	891	22
Cash and cash equivalents at beginning of period	813	2,657
Cash and cash equivalents at end of period	$1,704	$2,679

Supplemental cash flow disclosures:
Interest paid	$28	$80
Income taxes paid	$9	$15
Non-cash financing activities:
Capital expenditures financed through accounts payable and accrued expenses	$260	$-